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Exhibit 8.2

November 6, 2018

STERIS Limited

70 Sir John Rogerson’s Quay

Dublin 2

Ireland

Ladies and Gentlemen:

We have acted as U.S. tax counsel for STERIS Limited, a private limited company organized under the laws of Ireland (“STERIS Ireland”), in connection with the proposed redomiciliation and scheme of arrangement (the “Redomiciliation and Scheme”) to be effected by STERIS plc, a public limited company organized under the laws of England and Wales (“STERIS UK”), pursuant to which 100% of the ordinary shares of STERIS UK other than any such shares owned by STERIS Ireland will be cancelled and reissued to STERIS Ireland and the holders of ordinary shares of STERIS UK other than STERIS Ireland (each, a “STERIS UK Shareholder” and, collectively, the “STERIS UK Shareholders”) will, in the aggregate, receive 100% of the ordinary shares of STERIS Ireland in consideration for the cancellation of their existing STERIS UK shares. The Redomiciliation and Scheme and certain other related transactions are described in the Registration Statement on Form S-4 (including the proxy statement/prospectus included therein relating to the Redomiciliation and Scheme, the “Registration Statement”) of STERIS Ireland filed with the Securities and Exchange Commission on November 6, 2018.

In connection with this opinion, we have examined and are familiar with the Registration Statement and such other presently existing documents, records, and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed for purposes of this opinion, without any independent investigation or examination thereof: (i) that the Redomiciliation and Scheme will be consummated in accordance with and as described in and contemplated by the Registration Statement, and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions, and other provisions contained therein and in the documents and agreements described therein without any waiver, breach, or amendment thereof; (ii) the continuing truth and accuracy at all times through the effectiveness of the Redomiciliation and Scheme (and thereafter, as applicable) (the “Effective Time”) of the statements, representations, and warranties made by the parties in the Registration Statement; (iii) the representations, covenants, and undertakings of STERIS Ireland, STERIS UK, and their affiliates set forth and described in the letter (the “Representation Letter”), dated the date hereof and delivered to us for purposes of providing this opinion, are and will continue to be up to and through the Effective Time, and thereafter as applicable, true, correct, complete, and complied with in all respects; and (iv) that any such statements, representations, or warranties made “to the knowledge” or based on the belief or intention of any party or similarly qualified are true and

STERIS Ireland

November 6, 2018

accurate as of the date hereof, and will continue to be true and accurate at all times through the Effective Time, and thereafter as applicable, without such qualification. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof. If any of the foregoing assumptions is untrue for any reason, our opinion may be adversely affected.

This opinion addresses only certain U.S. federal income tax consequences of the Redomiciliation and Scheme to certain STERIS UK Shareholders that exchange STERIS UK ordinary shares for STERIS Ireland ordinary shares pursuant to the Redomiciliation and Scheme.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and in the Representation Letter and the Registration Statement, the discussion contained under the caption “Certain U.S. Federal Income Tax Consequences to U.S. Holders and Non-U.S. Holders” in the Registration Statement, as it relates to U.S. federal income tax matters, constitutes our opinion regarding such material U.S. federal income tax consequences of the Redomiciliation and Scheme.

This opinion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations, and court decisions, each as in effect as of the date hereof. There can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the Redomiciliation and Scheme, or that contrary positions may not be taken by the Internal Revenue Service. Moreover, in the event that any of the facts, statements, descriptions, covenants, representations, warranties, or assumptions upon which we have relied (including those set forth in the Representation Letter) is untrue, incorrect, incomplete, or not complied with in all respects, our opinion might be adversely affected and may not be relied upon.

This opinion does not address the various U.S. state or local or non-U.S. tax consequences that may result from the Redomiciliation and Scheme or the other transactions or matters described in the Registration Statement and does not address any U.S. federal tax consequences of any transaction other than as set forth above. In addition, no opinion is expressed as to any U.S. federal tax consequences of the Redomiciliation and Scheme or other transactions contemplated by the Registration Statement, except as specifically set forth herein, including any U.S. federal non-income tax consequences of the Redomiciliation and Scheme, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Redomiciliation and Scheme, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act

STERIS Ireland

November 6, 2018

of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Jones Day